FORM OF

AMENDMENT NUMBER 9

TO THE

INVESTMENT MANAGEMENT AGREEMENT

This AMENDMENT NUMBER 9 (the “Amendment”) amends that certain INVESTMENT MANAGEMENT AGREEMENT, dated March 8, 2017, by and between Hartford Funds Management Company, LLC (the “Adviser”), and Hartford Funds Exchange-Traded Trust (the “Trust”) (the “Agreement”), on its own behalf and on behalf of each series listed on Schedule A attached hereto (each a “Fund”), and is effective as of the close of business on June 30, 2025 (the “Effective Date”).

WHEREAS, the Adviser and the Trust desire to amend and restate Schedules A and B of the Agreement to remove Hartford Schroders Commodity Strategy ETF due to its liquidation;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 14 of the Agreement, Schedules A and B are deleted in their entirety and replaced with the attached amended and restated Schedules A and B to the Agreement.

2.	The changes to Schedules A and B of the Agreement reflected in this Amendment shall become effective as of the Effective Date reflected in this Amendment.

3.	Except as amended by this Amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date first above written.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By: Amy N. Furlong
Title: Chief Financial Officer

HARTFORD FUNDS EXCHANGE-TRADED TRUST
on behalf of each of its series listed on
Schedule A

By: Thomas R. Phillips
Title: Vice President and Secretary

Schedule A

List of Portfolios

This Schedule A to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and Hartford Funds Exchange-Traded Trust, dated March 8, 2017, is effective as of the close of business on June 30, 2025.

HARTFORD FUNDS EXCHANGE-TRADED TRUST ON BEHALF OF:

Hartford AAA CLO ETF

Hartford Core Bond ETF

Hartford Large Cap Growth ETF1

Hartford Municipal Opportunities ETF

Hartford Quality Value ETF2

Hartford Schroders Tax-Aware Bond ETF

Hartford Strategic Income ETF3

Hartford Total Return Bond ETF

1 Effective November 2, 2021. Approved by written consent of the sole initial shareholder on October 29, 2021.

2 Effective August 8, 2023. Approved by written consent of the sole initial shareholder on August 4, 2023.

3 Effective September 14, 2021. Approved by written consent of the sole initial shareholder on September 14, 2021.

Schedule B

Fees

This Schedule B to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and Hartford Funds Exchange-Traded Trust, dated March 8, 2017, is effective as of the close of business on June 30, 2025.

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

HARTFORD FUNDS EXCHANGE-TRADED TRUST ON BEHALF OF:

Hartford AAA CLO ETF

Annual Fee Rate

0.2400%

Hartford Core Bond ETF

Annual Fee Rate

0.2900%

Hartford Large Cap Growth ETF

Annual Fee Rate

0.5900%

Hartford Municipal Opportunities ETF

Annual Fee Rate

0.2900%

Hartford Quality Value ETF

Average Daily Net Assets	Annual Rate
First $500 million	0.4500%
Next $500 million	0.3500%
Next $4 billion	0.3300%
Next $5 billion	0.3250%
Amount Over $10 billion	0.3225%

Hartford Schroders Tax-Aware Bond ETF

Annual Fee Rate

0.3900%

(continued)

Schedule B Fees (continued)

Hartford Strategic Income ETF

Annual Fee Rate

0.4900%

Hartford Total Return Bond ETF

Annual Fee Rate

0.2900%

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